Exhibit 99.2

Nektar Therapeutics Announces Details of Redemption of 3% Convertible Subordinated Notes due June 2010

San Carlos, CA

March 09, 2004

Nektar Therapeutics (Nasdaq:NKTR) today has called for the full redemption on March 29, 2004 of its outstanding 3% convertible subordinated notes due June 2010 issued in June and July 2003 and outstanding 3% convertible subordinated notes due June 2010 issued in October 2003. The aggregate principal amount outstanding of the notes is $133,257,000. The CUSIP numbers for these notes are 640 268 AA 6 and 640 268 AB 4 (for the notes issued in June and July 2003) and 640 268 AD 0, 640 268 AE 8 and 640 268 AC 2 (for the notes issued in October 2003).

Prior to 5:00 p.m. Eastern Time, on March 25, 2004, holders of these notes may convert their notes into shares of Nektar common stock at a price of $11.35 per share, or 88.1057 shares of Nektar common stock per $1,000 principal amount of the notes, plus $75 per $1,000 principal amount of the notes. Cash will be paid in lieu of fractional shares. On March 9, 2004, the closing price of Nektar common stock on the Nasdaq National Market was $20.80 per share.

Alternatively, holders of these notes may have their notes redeemed at a redemption price of $1,000 per $1,000 principal amount of the notes, plus $75 per $1,000 principal amount of the notes. Any notes not converted on or before 5:00 p.m. Eastern Time, on March 25, 2004, will be automatically redeemed on March 29, 2004, after which interest will cease to accrue.

A notice of redemption is being mailed by Nektar to all registered holders of the notes. Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from J.P. Morgan Trust Company, National Association, by calling James Nagy at (415) 315-7355.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

This release contains forward-looking statements that reflect management’s current views as to Nektar Therapeutics’ business strategy, product and technology development plans and funding, collaborative arrangements, clinical trials, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Nektar Therapeutics’ reports and other filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2003. Actual results could differ materially from these forward-looking statements.